SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

1.Factual Background. Michael Schradle (“Executive”) was employed by Adept Technology, Inc. (the “Company”) as its Vice President and Chief Financial Officer. Executive’s employment terminated effective as of July 12, 2013 (the “Termination Date”). It is now the Company's desire to provide Executive with certain severance benefits that he would not otherwise be entitled to receive upon his termination of employment and to resolve any claims that Executive has or may have against the Company and its affiliated persons and entities. Accordingly, Executive and the Company agree as set forth below.

This Separation Agreement (“Agreement”) will become effective on the eighth day after it is signed by Executive, but only if Executive does not revoke this Agreement (by email notice of revocation to hjm100@gmail.com and mkelly@kinsaleassociates.com) within seven days following the date on which he executes this Agreement.

2.    Termination Date and Benefits. Executive and the Company agree that Executive’s employment with the Company terminated on the Termination Date, and Executive resigns from any and all positions that he held as an officer and/or director of the Company and each of its subsidiaries, with all such resignations effective as of the Termination Date. Subject to Executive's strict compliance with this Agreement, the Company shall provide Executive with the following Termination Benefits.

2.1    Salary Continuation Payments. The Company will continue to pay Executive his base salary at his final base salary rate for a period of three months following the Termination Date; such payments will be made in accordance with the Company’s regular payroll schedule, will be subject to applicable withholding, and will begin on the first Company payroll date that is more than five days after the date on which this Agreement becomes effective as described in Paragraph 1 above. The period in which Executive is paid the salary continuation payments described in this Paragraph 2.1 is referred to hereafter as the “Salary Continuation Period”.

2.2    Continuation of Group Health Benefits. So long as Executive was covered under the Company’s group health plan as of the Termination Date and Executive timely elects to continue such group coverage under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the COBRA premiums for such continuation coverage for Executive and his eligible dependents until the earlier of: (a) October 31, 2013, or (b) the first date on which Executive becomes eligible for coverage under another group health insurance plan. Thereafter, Executive may elect to continue such coverage at his own expense in accordance with COBRA.

3.    Payment of All Wages. Executive acknowledges that he has been paid all wages and provided all benefits (including, but not limited to, base salary, bonuses, and paid time off/vacation) that Executive earned during his employment with the Company. Executive understands and acknowledges that he shall not be entitled to any additional payments or benefits of any kind from the Company, other than the Termination Benefits described in Paragraph 2.

4.    Release of Claims. Executive and his successors release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, Executives, agents, attorneys, insurers, legal successors, assigns, and affiliates of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, wrongful termination, invasion of privacy, constructive discharge, retaliation, fraud, negligent misrepresentation, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, and any claims arising under the Fair Labor Standards Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the California Labor Code, or any other applicable federal, state, or local law (all listed statutes in this Paragraph as they have been, or are in the future, amended). This release of claims will not apply to any rights or claims that cannot be released as a matter of law.

5.    Section 1542 Waiver. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

6.    Continuing Obligations and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any confidentiality, assignment of inventions, and/or non-solicitation agreements between the Company and Executive. To the extent that he has not done so already, promptly following his execution of this Agreement, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, customer information, Executive records or information, and all documents (whether in paper, electronic, or other format, and any copies thereof) that Executive prepared or received in the course of his employment with the Company.

7.    Confidentiality and Non-Disparagement. Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel on a confidential basis prior to any disclosure by the Company, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Executive further agrees that he will not, at any time in the future, make any critical or disparaging statements to any third parties (including, without limitation, any print or broadcast media) about the Company, or any of its products, services, employees, or customers, unless such statements are made truthfully in response to a subpoena or other legal process. The Company may disclose the terms of this Agreement as required by law or applicable stock exchange requirement.

8.    Non-Solicitation of Co-Workers. Executive agrees that for a period of one year following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any Executive of the Company to terminate his/her employment with the Company.

9.    Activities During Salary Continuation Period. As further consideration for the salary continuation payments described in Paragraph 2.1, Executive agrees that he shall not, at any time during the Salary Continuation Period, provide any work, labor, services, or assistance (on a compensated or uncompensated basis) to any person or entity that provides, or is planning to provide, any goods or services that compete in any way with any of the goods and/or services currently provided (or planned to be provided) by the Company (a “Competitor”). Notwithstanding the foregoing, the parties agree that Executive may elect to provide work, labor, services, or assistance to a Competitor during the Salary Continuation Period, and in that event, the Company’s sole remedy shall be to cease making the salary continuation payments described in Paragraph 2.1.

10.    Agreement Not To Assist With Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its directors, officers, or employees. Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

11.    Attorneys' Fees. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in that action.

12.    Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

13.    Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

14.    Counterparts and Delivery. This Agreement may be executed by the parties separately in counterparts, and facsimile or electronic (PDF) copies of the separately-executed Agreement shall, upon exchange by delivery, facsimile, or PDF/email between the parties or their counsel, have the same force and effect as if a mutually-signed, single original agreement had been executed.

15.    Integration and Modification. This Agreement, along with any agreements described in Paragraph 6 above, constitute the entire agreement between the parties with respect to the termination of their employment relationship and the other matters covered herein, and they supersede all prior negotiations and agreements between the parties regarding those matters, whether written or oral. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE TERMINATION BENEFITS DESCRIBED IN PARAGRAPH 2, WHICH TERMINATION BENEFITS EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HIS EXECUTION OF THIS AGREEMENT.

Dated: July 12, 2013                    /s/ Michael Schradle
Michael Schradle

Adept Technology, Inc.

Dated: July 15, 2013                    /s/ Rob Cain
Rob Cain
President and CEO

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